Exhibit 10.1 PERSONAL AND CONFIDENTIAL John J. Curran [Address] Re: Resignation Agreement Dear John: This letter confirms your upcoming separation from employment with Cognex Corporation (the “Company”). This letter also proposes an agreement between you and the Company. Entitlements and Obligations Your employment with the Company will end effective May 3, 2019 following the filing of the Company’s Form 10-Q with the Securities and Exchange Commission determined in consultation with you (the “Employment Termination Date”). Regardless of whether you enter into an agreement with the Company, the Company will: • pay you salary accrued to you through the date of termination of your employment; • pay you for all accrued but unused Paid Time Off due to you through the date of termination of your employment; • provide you with the right to continue group health plan coverage after the termination of your employment under the law known as “COBRA,” which will be described in a separate written notice; and • reimburse you for any outstanding, reasonable business expenses that you have incurred on the Company’s behalf through the termination of your employment, after the Company’s timely receipt of appropriate documentation pursuant to the Company’s business expense reimbursement policy. In addition, you have certain equity agreements with the Company, pursuant to the Company’s 2001 General Stock Option Plan, consisting of the following: • Stock Option Agreement (Non-Qualified), Grant # NH001481, with a grant date of November 2, 2016; Cognex Corporation One Vision Drive Natick, MA 01760-2059 (508) 650-3000 fax (508) 650-3333 www.cognex.com

• Stock Option Agreement (Non-Qualified), Grant # NH001482, with a grant date of November 2, 2016; and • Stock Option Agreement (Non-Qualified), Grant # NH001483, with a grant date of November 2, 2016. You also have certain equity agreements with the Company, pursuant to the Company’s 2007 Stock Option and Incentive Plan, consisting of the following: • Stock Option Agreement (Non-Qualified), Grant # NH001487, with a grant date of February 21, 2017; • Stock Option Agreement (Non-Qualified), Grant # NH001488, with a grant date of February 21, 2017; • Stock Option Agreement (Non-Qualified), Grant # NH001489, with a grant date of February 21, 2017; • Stock Option Agreement (Non-Qualified), Grant # AR011525, with a grant date of February 20, 2018; and • Stock Option Agreement (Non-Qualified), Grant # AR012020, with a grant date of February 19, 2019. The foregoing Stock Option Agreements are together referred to as the “Award Agreements.” You will be entitled to your rights under and subject to the terms of the Award Agreements regardless of whether you enter this Agreement, though the terms of or rights under the Award Agreements may be enhanced pursuant to the terms of this Agreement. Also, regardless of whether you agree to the Agreement, you will remain subject to the terms of the Employee Invention, Non-Disclosure and Non-Competition Agreement (the “Restrictive Covenants Agreement”) that you entered into with the Company on September 30, 2016, and reaffirmed in each of the Award Agreements. Agreement The remainder of this letter proposes an agreement (the “Agreement”) between you and the Company. The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, including releasing the Company and related persons or entities from any claims and permitting you to receive separation pay and related benefits. You acknowledge that you are entering into this Agreement knowingly and voluntarily. It is customary in employment separation agreements for the departing employee to release the employer from any possible claims, even if the employer believes, as is the case here, that no such claims exist. By proposing and entering into this Agreement, the Company is not admitting in any way that it violated any legal obligation that it owed to you. Cognex Corporation One Vision Drive Natick, MA 01760-2059 (508) 650-3000 fax (508) 650-3333 www.cognex.com

With those understandings, you and the Company agree as follows: Resignation from Employment This confirms that you have resigned from your employment with the Company as Senior Vice President and Chief Financial Officer of the Company, to be effective on the Employment Termination Date (the “Resignation Date”). You further confirm that you also resign from any and all other positions that you hold with any affiliates of the Company as an officer, director or otherwise effective on the Resignation Date. You acknowledge that as of the Company’s most recent payroll payment of salary to you, you were fully paid for all salary then due and payable to you based on your employment through the payroll period applicable to such payroll date. You acknowledge that as of the date of this letter, your accrued but unused vacation time totaled [___] days. If you apply to the Massachusetts Department of Unemployment Assistance for unemployment compensation benefits under state law, the Company shall not dispute your eligibility for such benefits. This shall not affect the Company’s obligation to respond truthfully to governmental agency requests for information related to unemployment compensation eligibility. Severance Benefits Provided that you use reasonable efforts to perform your responsibilities until the Resignation Date, the Company shall provide you with the pay, benefits and other terms set forth in this Section 2 below. Severance Pay. The Company shall pay you severance pay (“Severance Pay”) consisting of salary continuation at your final base salary rate of $311,000 per year effective for the period from the date immediately following the Resignation Date to and including twelve (12) weeks following the Resignation Date (the “Severance Pay Period”). The Company shall pay you Severance Pay on its regular payroll dates; provided that the Company shall not be obligated to pay you severance pay before this Agreement becomes effective. If the Company does not make one or more payments of Severance Pay on a regular payroll date because this Agreement has not yet become effective, the Company shall make all such delayed payments by the first payroll date when it is practicable to do so after the Agreement becomes effective. Accelerated Vesting. On the Resignation Date, stock options to purchase a total of 50,000 shares of Company common stock that are scheduled to vest in accordance with their terms on November 2, 2019 but will continue to be unvested on the Resignation Date (such that they would otherwise be forfeited in the absence of this Agreement) shall vest (the “Accelerated Vesting”). The stock options subject to the Accelerated Vesting include: (i) 12,500 shares underlying options granted to you on November 2, 2016 through Grant # NH001481; (ii) 12,500 shares underlying options granted to you on November 2, 2016 through Grant # NH001482; (iii) 12,500 shares underlying options granted to you on February 21, 2017 through Grant # NH001487; and (iv) 12,500 shares underlying options granted to you on February 21, 2017 through Grant # NH001488. Any termination or forfeiture of such stock options that otherwise would have occurred as a result of the termination of your employment shall be delayed and such termination or forfeiture shall only occur if the Agreement does not become effective. In all other respects, all equity awards granted by the Company shall be subject to the terms of the Award Agreements including, without limitation, the time limits on exercise and, for the avoidance of doubt, except as Cognex Corporation One Vision Drive Natick, MA 01760-2059 (508) 650-3000 fax (508) 650-3333 www.cognex.com specifically provided above, all equity awards granted by the Company that have not vested prior to the Resignation Date shall be automatically forfeited on the Resignation Date. Supplemental Payments. The Company shall pay the employer portion (the “Supplemental Payments”), which you may but are not required to use to defray the cost of group health plan coverage through COBRA or otherwise. The Company shall make the Supplemental Payments effective for the period from the day immediately following the Resignation Date until the earlier of the eighteen (18)-month anniversary of the Resignation Date or the date when you commence other employment. You agree to notify the Company promptly if you anticipate commencing other employment before the 18-month anniversary of the Resignation Date, including the date of such anticipated commencement of other employment. You also agree to respond promptly and fully to any reasonable requests for information by the Company concerning your employment status and anticipated employment status during such 18-month period. The Company shall commence paying the Supplemental Payments when it commences payment of Severance Pay (with any catch-up payment consistent with a catch-up payment of Severance Pay pursuant to the last sentence of Section 2(a)). Outplacement Benefits. The Company shall pay up to $5,000 with our outplacement service provider for the purpose of providing outplacement services to you; provided that you begin utilizing such services no later than three (3) months after the Effective Date. Tax Treatment. The Company shall make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement that it reasonably determines to be required. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit. Stock Options All stock options that you hold to purchase shares of the Company’s common stock pursuant to the Award Agreements or any predecessor plan that will not have vested as of your Resignation Date shall lapse on that date and shall not be exercisable, with exception of those options explicitly set forth in Section 2(b) of this Agreement as subject to Accelerated Vesting. You acknowledge that the following summarizes all vested options that have not been exercised as of the date of this letter and that shall remain exercisable by you in accordance with the terms of the applicable Award Agreements as of the Resignation Date: Grant Date Grant Number Vested, Unexercised Shares Exercise Price November 2, 2016 NH001481 12,500 $24.86 November 2, 2016 NH001482 12,500 $24.86 February 21, 2017 NH001487 12,500 $38.39 Cognex Corporation One Vision Drive Natick, MA 01760-2059 (508) 650-3000 fax (508) 650-3333 www.cognex.com

February 21, 2017 NH001488 12,500 $38.39 February 20, 2018 AR011525 10,000 $56.44 The exercise of any such stock options shall be subject to the terms of the Award Agreements, including, without limitation, the time limits on exercise. This section is not intended to modify in any respect the rights to which you would otherwise be entitled if you were not to agree to this Agreement or the terms governing stock options. The above summary is set forth solely to confirm certain information concerning stock options. Continuing Obligations You acknowledge that your obligations under the Restrictive Covenants Agreement shall continue in effect, including, without limitation, your obligations to maintain the confidentiality of Confidential Information as defined in the Restrictive Covenants Agreement, to return documents and other property of the Company and to refrain from certain competition and solicitation activities for a period of eighteen (18) months after the Resignation Date. A copy of the Restrictive Covenants Agreement is enclosed as Exhibit A. Release of Claims In consideration for, among other terms, the Severance Pay, the Accelerated Vesting and the Supplemental Payments, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims: • relating to your employment by and termination of employment with the Company; • of wrongful discharge or violation of public policy; • of breach of contract; • of defamation or other torts; • of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, and Title VII of the Civil Rights Act of 1964); • under any other federal or state statute (including, without limitation, Claims under the Worker Adjustment and Retraining Notification Act or the Fair Labor Standards Act); • for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and Cognex Corporation One Vision Drive Natick, MA 01760-2059 (508) 650-3000 fax (508) 650-3333 www.cognex.com

• for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees; provided, however, that this release shall not affect your vested rights under the Company’s Section 401(k) plan, the Award Agreements (as modified pursuant to Section 2(b) of this Agreement), rights as a stockholder of the Company, rights to be covered under applicable indemnification agreements and policies and under applicable directors and officers liability insurance for acts or omissions while serving as an executive of the Company, and your rights under this Agreement. You acknowledge that the termination of your employment in accordance with this Agreement shall not give rise to any Claims. You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party. Transitional Services You agree to provide up to ten (10) hours of transitional services to the Company during the Severance Pay Period at any reasonable times requested by the Company; provided that the Company shall not require you to provide any such services at any times that would unreasonably interfere with your search for employment or with any subsequent employment. Future Cooperation You agree to cooperate reasonably with the Company and all of its affiliates (including its and their outside counsel) in connection with (i) the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information; and (ii) responding to requests for information from regulatory agencies or other governmental authorities (together “Cooperation Services”). You further agree to make yourself available to provide Cooperation Services at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. The Company shall not utilize this section to require you to make yourself available to an extent that would unreasonably interfere with full-time employment responsibilities that you may have. Cooperation Services include, without limitation, appearing without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company or an affiliate calls you as a witness. The Company shall reimburse you for any reasonable travel expenses that you incur due to your performance of Cooperation Services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy. In addition, for all time that you reasonably expend in providing Cooperation Services after the end of the Severance Pay Period, the Company shall compensate you at the rate of $150 per hour; provided that your right to such compensation shall not apply to time spent in activities that could have been compelled pursuant to a subpoena, including testimony and related attendance at depositions, hearings or trials. Cognex Corporation One Vision Drive Natick, MA 01760-2059 (508) 650-3000 fax (508) 650-3333 www.cognex.com

Non-Disparagement You agree not to make any disparaging statements concerning the Company or any of its affiliates, products, services, or current or former officers, directors, shareholders, employees or agents. Protected Disclosures and Other Protected Actions Nothing contained in this Agreement limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided that nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement, the Restrictive Covenants Agreement, or the Award Agreements for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Other Provisions Termination of Payments. If you breach any of your obligations under this Agreement, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate its payments to you or for your benefit under this Agreement. The termination of such payments in the event of your breach will not affect your continuing obligations under this Agreement. Absence of Reliance. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Cognex Corporation One Vision Drive Natick, MA 01760-2059 (508) 650-3000 fax (508) 650-3333 www.cognex.com

Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. Jurisdiction. You and the Company hereby agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including, without limitation, any claim of a violation of this Agreement. With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper. Relief. You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of your promises set forth in Sections 4 and 6-9 (the “Specified Sections”). You further agree that money damages would be an inadequate remedy for any breach of any of the Specified Sections. Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations under any of the Specified Sections, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond. If the Company prevails in any action to enforce any of the Specified Sections, then you also shall be liable to the Company for reasonable attorney’s fees and costs incurred by the Company in enforcing any of the Specified Sections. Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement. Entire Agreement. This Agreement constitutes the entire agreement between you and the Company. This Agreement supersedes any previous agreements or understandings between you and the Company, except the Restrictive Covenants Agreement, the Award Agreements, and any other obligations specifically preserved in this Agreement. Time for Consideration; Effective Date. You acknowledge that you have knowingly and voluntarily entered into this Agreement and that the Company advises you to consult with an attorney before signing this Agreement. You understand and acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days from your receipt of this Agreement before signing it (the “Consideration Period”). To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by Sheila DiPalma at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to Ms. DiPalma, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) day revocation period. This Agreement shall not Cognex Corporation One Vision Drive Natick, MA 01760-2059 (508) 650-3000 fax (508) 650-3333 www.cognex.com become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”). Counterparts. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document. Please indicate your agreement to the terms of this Agreement by signing and returning to Ms. DiPalma the original or a PDF copy of this letter within the time period set forth above. Sincerely, COGNEX CORPORATION By: /s/ Robert J. Willett ______________ 4/1/2019______________________________ Robert J. Willett Date President and Chief Executive Officer Enclosure (Exhibit A—Restrictive Covenants Agreement) You are advised to consult with an attorney before signing this Agreement. This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement. /s/ John J. Curran 4/1/19 John J. Curran Date Cognex Corporation One Vision Drive Natick, MA 01760-2059 (508) 650-3000 fax (508) 650-3333 www.cognex.com